Exhibit 4.2

BARCLAYS PLC,

Issuer

and

THE BANK OF NEW YORK MELLON, LONDON BRANCH,

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of January 17, 2018

To the Senior Debt Securities Indenture, dated as of January 17, 2018,

Between Barclays PLC

and

The Bank of New York Mellon, London Branch, as Trustee

£1,250,000,000 Principal Amount of 3.250% Fixed Rate Senior Notes due 2033

- ii -

FIRST SUPPLEMENTAL INDENTURE, dated as of January 17, 2018 (the “First Supplemental Indenture”), between BARCLAYS PLC, a public limited company registered in England and Wales (herein called the “Company”), having its registered office at 1 Churchill Place, London E14 5HP, United Kingdom, and THE BANK OF NEW YORK MELLON, LONDON BRANCH, a New York banking corporation, as Trustee (herein called the “Trustee”), having a Corporate Trust Office at One Canada Square, London E14 5AL, United Kingdom, to the SENIOR DEBT SECURITIES INDENTURE, dated as of January 17, 2018, between the Company and the Trustee (the “Base Indenture” and, together with this First Supplemental Indenture, the “Indenture”).

RECITALS OF THE COMPANY

WHEREAS, the Company and the Trustee are parties to the Base Indenture, which provides for the issuance by the Company from time to time of its Senior Debt Securities in one or more series;

WHEREAS, Section 9.01 of the Base Indenture permits supplements thereto without the consent of Holders of Senior Debt Securities to establish the form or terms of Senior Debt Securities of any series as permitted by Sections 2.01 and 3.01 of the Base Indenture;

WHEREAS, as contemplated by Section 3.01 of the Base Indenture, the Company intends to issue a series of Senior Debt Securities to be known as the Company’s “3.250% Fixed Rate Senior Notes due 2033” (the “Securities”) under the Indenture;

WHEREAS, the Company has taken all necessary corporate action to authorize the execution and delivery of this First Supplemental Indenture;

NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Trustee mutually agree as follows with regard to the Securities:

ARTICLE I

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

SECTION 1.01 Definitions. Except as otherwise expressly provided or unless the context otherwise requires, all terms used in this First Supplemental Indenture that are defined in the Base Indenture shall have the meanings ascribed to them in the Base Indenture. The following terms used in this First Supplemental Indenture have the following respective meanings with respect to the Securities only:

“Base Indenture” has the meaning set forth in the first paragraph of this First Supplemental Indenture.

“Business Day” means any weekday, other than one on which banking institutions are authorized or obligated by law or executive order to close in London, England.

“Capital Regulations” means, at any time, the laws, regulations, requirements, standards, guidelines and policies relating to capital adequacy and/or minimum requirement for own funds and eligible liabilities and/or loss absorbing capacity of credit institutions of either (i) the PRA and/or (ii) any other national or European authority, in each case then in effect in the United Kingdom (or in such other jurisdiction in which the Company may be organized or domiciled) and applicable to the Group including, as at the date hereof, CRD IV and related technical standards.

“Clearing System Business Day” means a day on which each Clearing System for which any global certificate is being held is open for business.

“Clearing Systems” means Clearstream, Luxembourg and Euroclear (each, a “Clearing System”).

“Clearstream, Luxembourg” means Clearstream Banking, S.A.

“Common Depositary” means The Bank of New York Mellon, London Branch, or any successor in such capacity, as common depositary for Euroclear and Clearstream, Luxembourg.

“Company” has the meaning set forth in the first paragraph of this First Supplemental Indenture, and includes any successor entity.

“CRD IV” consists of Directive 2013/36/EU on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, as the same may be amended or replaced from time to time, and the CRD IV Regulation.

“CRD IV Regulation” means Regulation (EU) No. 575/2013 on prudential requirements for credit institutions and investment firms of the European Parliament and of the Council of June 26, 2013, as the same may be amended or replaced from time to time.

“Determination Agent” has the meaning set forth in SECTION 2.04 hereof.

“Euroclear” means Euroclear Bank S.A./N.V.

“First Supplemental Indenture” has the meaning set forth in the first paragraph of this First Supplemental Indenture.

“Indenture” has the meaning set forth in the first paragraph of this First Supplemental Indenture.

“Interest Payment Date” has the meaning set forth in SECTION 2.02(a) hereof.

“Interest Period” means the period beginning on, and including, an Interest Payment Date and ending on, but not including, the next succeeding Interest Payment Date; provided that the first Interest Period will begin on and include January 17, 2018 and will end on, but not include January 17, 2019.

“Issue Date” has the meaning set forth in SECTION 2.01(f) hereof.

“Loss Absorption Disqualification Event” means the whole or any part of the principal amount of the Securities Outstanding at any time being excluded from or ceasing to count towards the Company’s and/or the Group’s own funds and eligible liabilities and/or loss absorbing capacity, in each case for the purposes of, and in accordance with, the relevant Capital Regulations, provided that a Loss Absorption Disqualification Event shall not occur if such whole or part of the principal amount of the Securities Outstanding is excluded from, or ceases to count towards, such own funds and eligible liabilities and/or loss absorbing capacity due to the remaining maturity of the Securities being less than one year.

“Loss Absorption Regulations Event” means that (i) any Capital Regulations become effective with respect to the Company and/or the Group or (ii) there is an amendment to, or change in, any Capital Regulations, or any change in the official application of any Capital Regulations that becomes effective with respect to the Company and/or the Group.

“Make-Whole Redemption” has the meaning set forth in SECTION 2.04 hereof.

“Market Exchange Rate” means the noon buying rate in The City of New York for cable transfers of sterling as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York.

“Monetary Judgment” has the meaning set forth in SECTION 2.07(c) hereof.

“Non-Payment Event” has the meaning set forth in SECTION 2.07(b) hereof.

“Performance Obligation” has the meaning set forth in SECTION 2.07(c) hereof.

“Reference Bond” has the meaning set forth in SECTION 2.04 hereof.

“Reference Bond Price” has the meaning set forth in SECTION 2.04 hereof.

“Reference Bond Rate” has the meaning set forth in SECTION 2.04 hereof.

“Reference Date” has the meaning set forth in SECTION 2.04 hereof.

“Reference Government Bond Dealer” has the meaning set forth in SECTION 2.04 hereof.

“Reference Government Bond Dealer Quotations” has the meaning set forth in SECTION 2.04 hereof.

“Regular Record Date” means the close of business (in the relevant Clearing System) on the Clearing System Business Day immediately preceding each Interest Payment Date (or, if the Securities are held in definitive form, the 15th Business Day preceding each Interest Payment Date).

“Relevant Make Whole Screen Page” has the meaning set forth in SECTION 2.04 hereof.

“Securities” has the meaning set forth in the Recitals to this First Supplemental Indenture.

“Senior Enforcement Event” has the meaning set forth in SECTION 2.11 hereof.

“Stated Maturity” has the meaning set forth in SECTION 2.01(g) hereof.

“Trustee” has the meaning set forth in the first paragraph of this First Supplemental Indenture, and includes any successor entity.

A “Winding-Up Event” with respect to the Securities shall result if (i) a court of competent jurisdiction in England (or such other jurisdiction in which the Company may be organized) makes an order for the Company’s winding-up which is not successfully appealed within thirty (30) days of the making of such order, (ii) the Company’s shareholders adopt an effective resolution for the Company’s winding-up (other than, in the case of either (i) or (ii) above, under or in connection with a scheme of reconstruction, merger or amalgamation not involving a bankruptcy or insolvency) or (iii) following the appointment of an administrator of the Company, the administrator gives notice that it intends to declare and distribute a dividend.

SECTION 1.02 Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 1.03 Separability Clause. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 1.04 Benefits of Instrument. Nothing in this First Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under the Indenture.

SECTION 1.05 Relation to Base Indenture. This First Supplemental Indenture constitutes an integral part of the Indenture. Notwithstanding any other provision of this First Supplemental Indenture, all provisions of this First Supplemental Indenture are expressly and solely for the benefit of the Holders of the Securities and the Trustee and any such provisions shall not be deemed to apply to any other Senior Debt Securities issued under the Base Indenture and shall not be deemed to amend, modify or supplement the Base Indenture for any purpose other than with respect to the Securities.

SECTION 1.06 Construction and Interpretation. Unless the context otherwise requires:

(a) the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this First Supplemental Indenture, refer to this First Supplemental Indenture as a whole and not to any particular provision of this First Supplemental Indenture;

(b) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(c) the terms “U.S. dollars,” “US$” and “$” shall refer to the lawful currency for the time being of the United States;

(d) the terms “sterling,” “GBP” and “£” shall refer to the lawful currency for the time being of the United Kingdom;

(e) references herein to a specific Section, Article or Exhibit refer to Sections or Articles of, or an Exhibit to, this First Supplemental Indenture;

(f) wherever the words “include”, “includes” or “including” are used in this First Supplemental Indenture, they shall be deemed to be followed by the words “without limitation;”

(g) references to a Person are also to its successors and permitted assigns; and

(h) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II

3.250% FIXED RATE SENIOR NOTES DUE 2033

SECTION 2.01 Creation of Series; Establishment of Form.

(a) There is hereby established a series of Senior Debt Securities under the Base Indenture entitled the “3.250% Fixed Rate Senior Notes due 2033.”

(b) The Securities shall be issued initially in the form of one or more registered Global Securities that shall be deposited with the Common Depositary on the Issue Date. The Global Securities shall be initially registered in the name of The Bank of New York Depository (Nominees) Limited, a nominee of the Common Depositary, and executed and issued in substantially the form attached hereto as Exhibit A.

(c) The Company shall issue the Securities in an aggregate principal amount of £1,250,000,000. The Company may from time to time, without the consent of the Holders of the Securities, issue additional securities having the same ranking and same interest rate, Stated Maturity, redemption terms and other terms as the Securities described in this First Supplemental Indenture, except for the price to the public and date of issue. Any such additional securities subsequently issued shall rank equally and ratably with the Securities in all respects, so that such further securities shall be consolidated and form a single series with the Securities.

(d) Any proposed transfer of an interest in Securities held in the form of a Global Security deposited with the Common Depositary shall be effected in the ordinary way following the applicable rules and operating procedures of Clearstream, Luxembourg and/or Euroclear.

(e) The Securities shall not have a sinking fund.

(f) The Securities shall be issued on January 17, 2018 (the “Issue Date”).

(g) The stated maturity of the principal of the Securities shall be January 17, 2033 (the “Stated Maturity”).

(h) The interest rate on the Securities is set forth in SECTION 2.02 hereof.

(i) The Securities shall be redeemable prior to their Stated Maturity in accordance with SECTION 2.04 hereof.

(j) The Securities shall be issued in minimum denominations of GBP 100,000 in principal amount and integral multiples of GBP 1,000 in excess thereof.

(k) Section 3.05(c)(ii)(C) of the Base Indenture shall not apply to the Securities.

(l) Section 11.09 of the Base Indenture shall apply to the Securities.

(m) The Securities shall constitute the Company’s direct, unconditional, unsecured and unsubordinated obligations and shall at all times rank pari passu without any preference among themselves. In the event of a winding-up or administration of the Company, the Securities shall rank pari passu with all other outstanding unsecured and unsubordinated obligations of the Company, present and future, except such obligations as are preferred by operation of law.

SECTION 2.02 Interest.

(a) The interest rate on the Securities shall be 3.250% per annum. Interest shall be payable annually in arrear on January 17 of each year (each, an “Interest Payment Date”), commencing on January 17, 2019 and ending on the Stated Maturity; provided that if such Interest Payment Date is not a Business Day, the Interest Payment Date shall be postponed to the next Business Day, but interest on that payment will not accrue during the period from and after the scheduled Interest Payment Date. Where interest is to be calculated in respect of a period which is equal to or shorter than an Interest Period, it will be calculated on the basis of the actual number of days in the relevant period, from and including the last date on which interest was paid on the Securities (or January 17, 2018, if no interest has been paid on the Securities), to, but excluding, the next date on which interest falls due, divided by the number of days in the Interest Period in which the relevant period falls (including the first such day but excluding the last). This payment convention is referred to as ACTUAL/ACTUAL (ICMA), defined herein based on the definition in the International Capital Market Association Primary Market Handbook.

(b) The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in the Indenture, be paid to the Person in whose name the relevant Security (or any Predecessor Security) is registered at the close of business on the Regular Record Date for such interest.

SECTION 2.03 Payment of Principal, Interest and Other Amounts

(a) Payments of principal of and interest on the Securities shall be made in such coin or currency of the United Kingdom as at the time of payment is legal tender for payment of public and private debts and such payments on Securities represented by a Global Security shall be made through one or more Paying Agents appointed under the Base Indenture to the Clearing Systems or the Common Depositary or its nominee, as the Holder or Holders of the Global Security. Initially, the Paying Agent and the Senior Debt Security Registrar for the Securities shall be The Bank of New York Mellon, London Branch, One Canada Square, London E14 5AL, United Kingdom and the Place of Payment in respect of the Securities shall be the Corporate Trust Office of the Trustee, which as of the date hereof is hereby designated for purposes of the Securities initially as the office or agency of the Trustee located at said address. The Company at any time and from time to time may change the Paying Agent or, subject to Section 9.01 of the Base Indenture, the Place of Payment, and the Senior Debt Security Registrar without prior notice to the Holders of the Securities, and in such an event the Company may act as Paying Agent or Senior Debt Security Registrar. Payments of principal of and interest on the Securities represented by a Global Security shall be made by wire transfer of immediately available funds; provided, however, that in the case of payments of principal, such Global Security is first surrendered to the Paying Agent. If a date of redemption or repayment or the Stated Maturity is not a Business Day, the Company may pay interest and principal on the next succeeding Business Day, but interest on that payment will not accrue during the period from and after the date of redemption or repayment or such Stated Maturity.

(b) If sterling is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or is no longer used for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the Securities will be made in U.S. dollars until sterling is again available to the Company or so used. The amount payable on any date in sterling will be converted into U.S. dollars at the Market Exchange Rate as of the close of business on the second Business Day prior to the relevant payment date or, if such Market Exchange Rate is not then available, on the basis of the then most recent U.S. dollar/sterling exchange rate available on or prior to the second Business Day prior to the relevant payment date as determined by the Company in its sole discretion. Any payment in respect of the Securities so made in U.S. dollars will not constitute an Event of Default or Senior Enforcement Event (if applicable) under the Indenture or the Securities. Neither the Trustee nor the Paying Agent will be responsible for obtaining exchange rates, effecting currency conversions or otherwise handling redenominations.

SECTION 2.04 Make-Whole Redemption. Subject to the notice period and provisions set forth in Sections 11.02 and 11.04 of the Base Indenture and in Section 2.18 of this First Supplemental Indenture, and to the conditions set forth in Section 11.10 of the Base Indenture, the Company may redeem the Securities at any time outstanding, at its option, in whole or, from time to time, in part, at any time on or after July 17, 2018, (and, if any additional securities of this series are issued after January 17, 2018, except for the period of six months beginning on the issue date for any additional securities of this series) at an amount equal to the higher of (i) 100% of the principal amount of the Securities to be redeemed and (ii) the principal amount of such Securities multiplied by the price (expressed as a percentage), as reported in writing to the Company by the Determination Agent, at which the yield to maturity on such Securities on the Reference Date is equal to the Reference Bond Rate on the Reference Date plus 25 basis points, as determined by the Determination Agent, together with, in either case of (i) or (ii) above, accrued but unpaid interest, if any, on the principal amount of the Securities to be redeemed to (but excluding) the redemption date (the “Make-Whole Redemption”).

“Reference Bond Rate” means, with respect to any Reference Date, the rate per annum equal to the yield to maturity or interpolated yield to maturity (assuming an ACTUAL/ACTUAL (ICMA) day count basis) of the Reference Bond, assuming a price for the Reference Bond (expressed as a percentage of its principal amount) equal to the Reference Bond Price at 11:00 a.m. (London time) on such Reference Date.

In determining the Reference Bond Rate, the below terms will have the following meaning:

“Determination Agent” means an investment bank or financial institution of international standing selected by the Company and which may be an affiliate of the Company.

“Reference Bond” shall be 4.25% UK Treasury Gilt due June 2032 or, to the extent that such Reference Bond is no longer outstanding on the relevant Reference Date the selected government security or securities agreed between the Company and an investment bank or financial institution determined to be appropriate by the Company (which, for the avoidance of doubt, could be the Determination Agent) as having an actual or interpolated maturity comparable with the remaining term of the Securities, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of sterling denominated corporate debt and of a comparable maturity to the remaining term of the Securities.

“Reference Bond Price” means, with respect to any Reference Date, (i) the arithmetic average of the Reference Government Bond Dealer Quotations, after excluding the highest and lowest such Reference Government Bond Dealer Quotations, or (ii) if fewer than five such Reference Government Bond Dealer Quotations are received, the arithmetic average of all such quotations.

“Reference Date” means the date which is two (2) Business Days prior to the despatch of the notice of redemption.

“Reference Government Bond Dealer” means each of five banks selected by the Company (following, where practicable, consultation with the Determination Agent), or their affiliates, which are (i) primary government securities dealers, and their respective successors, or (ii) market makers in pricing corporate bond issues.

“Reference Government Bond Dealer Quotations” means, with respect to each Reference Government Bond Dealer and any Reference Date, the arithmetic average, as determined by the Company or the Determination Agent, of the bid and offered prices for the Reference Bond (expressed in each case as a percentage of its principal amount) at 11:00 a.m. (London time) on the Reference Date:

(i)	which appears on the Relevant Make Whole Screen Page as at 11:00 a.m. (London time) on the Reference Date; or

(ii)	to the extent that, in the case of (i) above, either such bid and offered prices do not appear on that page, fewer than two such Reference Government Bond Dealer bid and offered prices appear on that page, or if the Relevant Make Whole Screen Page is unavailable, then as quoted in writing to the Company or the Determination Agent (as applicable) by such Reference Government Bond Dealer.

“Relevant Make Whole Screen Page” means PXUK (or any successor or replacement page, section or other part of the information service), or such other page, section or other part as may replace it on the information service or such other information service, in each case, as may be nominated by the person providing or sponsoring the information appearing there for the purpose of displaying comparable relevant bid and offered prices for the Reference Bond.

Unless the Company defaults on payment of the redemption price, interest will cease to accrue on the redemption date on the Securities or portions thereof called for redemption.

SECTION 2.05 Loss Absorption Disqualification Event Redemption. If a Loss Absorption Regulations Event occurs on or after the Issue Date (and, in the case of a successor entity, occurs on or after the date of such entity’s assumption of the Company’s obligations) that does, or would be likely to (in the opinion of the Company, the PRA or any other relevant national or European authority), result in a Loss Absorption Disqualification Event, the Company may, at the Company’s option, at any time, redeem the Securities, in whole but not in part, at a Redemption Price to 100% of the principal amount of the Securities being redeemed together with accrued but unpaid interest, if any, on the principal amount of the Securities to be redeemed to (but excluding) the Redemption Date, provided that such Loss Absorption Disqualification Event cannot be avoided by the Company exercising its option to cause an Events of Default Substitution in accordance with SECTION 2.06 hereof. For the avoidance of doubt, except as otherwise set forth in this First Supplemental Indenture, Article 11 of the Base Indenture shall apply to any redemption of Securities pursuant to this SECTION 2.05.

SECTION 2.06 Events of Default Substitution. If the inclusion of any of the “Events of Default” set forth in Section 5.01 of the Base Indenture in the terms of the Securities does, or would be likely to (in the opinion of the Company, the PRA or any other relevant national or European authority), result in a Loss Absorption Disqualification Event following a Loss Absorption Regulations Event that occurs on or after the Issue Date (and, in the case of a successor entity, that occurs on or after the date of such entity’s assumption of the Company’s obligations), then the Company may, at the Company’s option, without the need for the Company to obtain any consent from any Holders of the Securities, determine that the terms of Sections 5.01, 5.02 and 5.03 (except for Sections 5.03(c) and 5.03(f)) of the Base Indenture shall cease to apply to the Securities and shall be replaced in their entirety by the enforcement events and remedies set forth in SECTION 2.07 hereof.

SECTION 2.07 Enforcement Events and Remedies Following an Events of Default Substitution

(a) If a Winding-Up Event occurs, the principal amount of the Outstanding Securities, together with any accrued but unpaid interest thereon, shall become immediately due and payable, without the need of any further action on the part of the Trustee, the Holders or any other Person.

(b) If the Company fails to pay any amount that has become due and payable under the Securities and such failure continues for fourteen (14) days, the Trustee may provide a written notice of such failure to the Company. If within a period of fourteen (14) days following the provision of such notice, the failure continues and has not been cured nor waived (a “Non-Payment Event”), the Trustee may at its discretion and without further notice to the Company institute proceedings in England (or such other jurisdiction in which the Company may be organized) (but not elsewhere) for the Company’s winding-up and/or prove in the Company’s winding-up and/or claim in the Company’s liquidation or administration.

(c) In addition to the remedies for a Non-Payment Event provided in SECTION 2.07(b) hereof, the Trustee may, without further notice, institute such proceedings against the Company as the Trustee may deem fit to enforce any term, obligation or condition binding on the Company under the Securities or the Indenture (other than any payment obligation of the Company under or arising from the Securities or the Indenture, including, without limitation, payment of any principal or interest, including Additional Amounts) (such obligation, a “Performance Obligation”); provided always that the Trustee (acting on behalf of the Holders and Beneficial Owners of the Securities) and the Holders and Beneficial Owners of the Securities may not enforce, and may not be entitled to enforce or otherwise claim, against the Company any judgment or other award given in such proceedings that requires the payment of money by the Company, whether by way of damages or otherwise (a “Monetary Judgment”), except by proving such Monetary Judgment in the Company’s winding-up and/or by claiming such Monetary Judgment in the Company’s administration.

(d) By its acquisition of the Securities, each Holder and Beneficial Owner of the Securities acknowledges and agrees that such Holder and Beneficial Owner shall not seek to enforce or otherwise claim, and shall not direct the Trustee (acting on behalf of the Holders and Beneficial Owners of the Securities) to enforce or otherwise claim, a Monetary Judgment against the Company in connection with the Company’s breach of a Performance Obligation, except by proving such Monetary Judgment in the Company’s winding-up and/or by claiming such Monetary Judgment in the Company’s administration.

(e) Other than the limited remedies specified in this SECTION 2.07 and subject to SECTION 2.07(f) hereof, following an Events of Default Substitution no remedy against the Company shall be available to the Trustee (acting on behalf of the Holders and Beneficial Owners of the Securities) or the Holders and Beneficial Owners of the Securities whether for the recovery of amounts owing in respect of such Securities or under the Indenture or in respect of any breach by the Company of any of the Company’s obligations under or in respect of the terms of such Securities or under the Indenture in relation thereto; provided, however, that the Company’s obligations to, and rights of, the Trustee under Section 6.07 of the Base Indenture and the Trustee’s rights to have money collected applied first to pay amounts due to it under such Section pursuant to Section 5.06 of the Base Indenture expressly survive any such Events of Default Substitution and any Senior Enforcement Event.

(f) Notwithstanding the limitation on remedies specified in this SECTION 2.07, (1) the Trustee shall have such powers as are required to be authorized to it under the Trust Indenture Act in respect of the rights of the Holders of the Securities under the provisions of the Indenture and (2) nothing shall impair the right of a Holder of the Securities under the Trust Indenture Act, absent such Holder’s consent, to sue for any payment due but unpaid with respect to the Securities. No Holder of Securities shall be entitled to proceed directly against the Company except as described in Section 5.07 of the Base Indenture.

SECTION 2.08 Notice of Events of Default Substitution. Any Events of Default Substitution shall be subject to the Company’s giving prior notice to the Trustee and to the Holders of the Securities via Clearstream, Luxembourg and/or Euroclear (or, if the Securities are held in definitive form, to the Holders at their addresses shown on the register for the Securities) (such notice being irrevocable) specifying the Company’s election to cause an Events of Default Substitution and the effective date of such Events of Default Substitution.

SECTION 2.09 Events of Default Substitution Certificate. Prior to giving the notice described in SECTION 2.08 hereof, the Company shall deliver to the Trustee an Officer’s Certificate stating that the Company is entitled to elect to cause an Events of Default Substitution in accordance with SECTION 2.06 hereof. Such Officer’s Certificate shall be treated by the Company, the Trustee, the Holders and all other interested parties as correct and sufficient evidence thereof.

SECTION 2.10 Agreement with Respect to Enforcement Events and Remedies Following an Events of Default Substitution. By its acquisition of the Securities, each Holder and Beneficial Owner of the Securities acknowledges, accepts, agrees to be bound by, and consents to, the substitution of Sections 5.01, 5.02 and 5.03 (except for Sections 5.03(c) and 5.03(f)) of the Base Indenture with SECTION 2.07 hereof on the occurrence of an Events of Default Substitution in accordance with SECTION 2.06 hereof, at the Company’s option, without the need for the Company to obtain any consent from such Holder or Beneficial Owner.

SECTION 2.11 Trustee’s Duties Following an Events of Default Substitution. In case of a Senior Enforcement Event, the Trustee shall exercise such of the rights and powers vested in it by the Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. For these purposes, a “Senior Enforcement Event” shall occur (i) upon the occurrence of a Winding-Up Event, (ii) upon the occurrence of a Non-Payment Event or (iii) upon a breach by the Company of a Performance Obligation with respect to the Securities.

SECTION 2.12 Waiver of Certain Past Events of Default Following an Events of Default Substitution. For purposes of the Base Indenture following an Events of Default Substitution, Section 5.13 of the Base Indenture shall be replaced in its entirety by the following:

“(a) Holders of not less than a majority in aggregate principal amount of the Outstanding Senior Debt Securities of any series may on behalf of the Holders of all of the Senior Debt Securities of such series waive any past Event of Default that results from a breach by the Company of a Performance Obligation. Holders of a majority of the aggregate principal amount of the Outstanding Senior Debt Securities of such series shall not be entitled to waive any past Event of Default that results from a Winding-Up Event or a Non-Payment Event.

(b) Upon the occurrence of any waiver permitted by paragraph (a) above, such Event of Default shall cease to exist, and any Event of Default with respect to any series arising therefrom shall be deemed to have been cured and not to have occurred for every purpose of this Senior Debt Securities Indenture, but no such waiver shall extend to any subsequent or other Event of Default or impair any right consequent thereon.”

SECTION 2.13 Notice of Defaults Following an Events of Default Substitution. For purposes of the Base Indenture following an Events of Default Substitution, Section 6.02 of the Base Indenture shall be replaced in its entirety by the following:

“Within ninety (90) days after the occurrence of any Event of Default hereunder with respect to Senior Debt Securities of any series, the Trustee shall transmit in the manner and to the extent provided in Section 1.06 to Holders of Senior Debt Securities of such series notice of such Event of Default hereunder actually known to the Trustee, unless such Event of Default shall have been cured or waived; provided, however, that the Trustee shall be protected in withholding such notice if a trust committee of Responsible Officers of the Trustee determine in good faith that the withholding of such notice is in the interest of the Holders of Senior Debt Securities of such series.”

SECTION 2.14 Applicability of the Term “Event of Default” Following an Events of Default Substitution. For purposes of the Base Indenture following an Events of Default Substitution, “Event of Default” shall mean “Senior Enforcement Event” as defined in this First Supplemental Indenture, except that the term “Event of Default” as used in Sections 3.05(c)(ii) and 6.07 of the Base Indenture and Article 8 of the Base Indenture shall mean “Winding-Up Event.”

SECTION 2.15 Certain Acts of Holders Following an Events of Default Substitution. For purposes of the Base Indenture following an Events of Default Substitution, Section 1.04(d) of the Base Indenture shall be replaced in its entirety by the following:

“Upon receipt by the Trustee from any Holder of Senior Debt Securities of a particular series of any direction referred to in Section 5.12 with respect to Senior Debt Securities of such series, if the Trustee shall not have taken the action specified in such direction, then the Trustee may set a record date for determining the Holders of Outstanding Senior Debt Securities of such series entitled to join in such direction. The Trustee will notify the Company and the Holders of Outstanding Senior Debt Securities

of such series of any such record date so fixed. The Holders of Outstanding Senior Debt Securities of such series as of the close of business on such record date, and no other Holders, shall be entitled to join in such direction, whether or not such Holders remain Holders after such record date.”

SECTION 2.16 Termination of Global Security. Definitive securities representing the Securities will only be issued in limited circumstances described under Section 3.05(c)(ii) of the Base Indenture, provided that the Company shall not have the option described under Section 3.05(c)(ii)(C) of the Base Indenture to determine in its sole discretion that the Global Security representing the Securities should be exchanged for definitive Securities.

SECTION 2.17 Subsequent Holder’s Agreement. For purposes of Article 13 of the Base Indenture, the acknowledgment and agreement of each Holder and Beneficial Owner of the Securities set forth therein shall also include, without limitation, an acknowledgment and agreement in relation to the provisions contained in SECTION 2.10 hereof.

SECTION 2.18 Notice of Redemption.

(a) Before the Company may redeem the Securities pursuant to SECTION 2.04 or SECTION 2.05 hereof or pursuant to Section 11.09 of the Base Indenture, the Company shall deliver via Clearstream, Luxembourg and/or Euroclear (or, if the Securities are definitive Securities, to the Holders at their addresses shown on the register for the Securities) prior notice of not less than thirty (30) days, nor more than sixty (60) days, to the Holders of the Securities. The Company shall deliver written notice of such redemption of the Securities to the Trustee at least five (5) Business Days prior to the date on which the relevant notice of redemption is sent to Holders (unless a shorter notice period shall be satisfactory to the Trustee). Such notice shall specify the Company’s election to redeem the Securities and the date fixed for such redemption and shall be irrevocable except in the limited circumstances described in paragraphs (b) below.

(b) If the Company has delivered a notice of redemption pursuant to paragraph (a) of this Section 2.18, but prior to the payment of the redemption amount with respect to such redemption the Relevant U.K. Resolution Authority exercises its U.K. Bail-in Power with respect to the Securities, such redemption notice shall be automatically rescinded and shall be of no force and effect, and no payment in respect of the redemption amount shall be due and payable.

(c) If any event specified in paragraph (b) above occurs, the Company shall promptly deliver notice to the Holders of the Securities via Clearstream, Luxembourg and/or Euroclear (or, if the Securities are definitive Securities, to the Holders at their addresses shown on the shown on the register for the Securities) and to the Trustee directly, specifying the occurrence of the relevant event.

SECTION 2.19 Agreement with Respect to Exercise of U.K. Bail-in Power. Any references to “DTC” in Article 12 of the Base Indenture shall be deemed to refer to Clearstream, Luxembourg and/or Euroclear.

SECTION 2.20 Depositary. For purposes of the Securities, the term Depositary shall include Clearstream, Luxembourg and/or Euroclear and references to the “Depositary” in the Base Indenture shall be deemed to refer to Clearstream, Luxembourg and/or Euroclear.

ARTICLE III

MISCELLANEOUS PROVISIONS

SECTION 3.01 Effectiveness. This First Supplemental Indenture shall become effective upon its execution and delivery.

SECTION 3.02 Original Issue. The Securities may, upon execution of this First Supplemental Indenture, be executed by the Company and delivered by the Company to the Trustee for authentication, and the Trustee shall, upon a Company Order, authenticate and deliver such Securities as in such Company Order provided.

SECTION 3.03 Ratification and Integral Part. The Base Indenture as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, including without limitation all the rights, immunities and indemnities of the Trustee, and this First Supplemental Indenture shall be deemed an integral part of the Base Indenture in the manner and to the extent herein and therein provided.

SECTION 3.04 Priority. This First Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided. The provisions of this First Supplemental Indenture shall, with respect to the Securities and subject to the terms hereof, supersede the provisions of the Base Indenture to the extent the Base Indenture is inconsistent herewith.

SECTION 3.05 Not Responsible for Recitals or Issuance of Securities. The recitals contained herein and in the Securities, except the Trustee’s certificate of authentication, shall be taken as the statements of the Company, and neither the Trustee nor any authenticating agent assumes any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture or of the Securities, except that the Trustee represents and warrants that it has duly authorized, executed and delivered this First Supplemental Indenture. Neither the Trustee nor any authenticating agent shall be accountable for the use or application by the Company of the Securities or the proceeds thereof.

SECTION 3.06 Successors and Assigns. All covenants and agreements in the Base Indenture, as supplemented and amended by this First Supplemental Indenture, by the Company shall bind its successors and assigns, whether so expressed or not.

SECTION 3.07 Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 3.08 Governing Law. This First Supplemental Indenture and the Securities shall be governed by and construed in accordance with the laws of the State of New York, except for the waiver of set-off provisions set forth in Section 5.03(c) of the Base Indenture, which shall be governed by and construed in accordance with English law, and except that the authorization and execution of this First Supplemental Indenture and the Securities shall be governed (in addition to the laws of the State of New York relevant to execution) by the respective jurisdictions of organization of the Company and the Trustee, as the case may be.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

BARCLAYS PLC

By:	/s/ Daniel David
Name: Daniel David
Title: Vice President, Capital Markets Execution

THE BANK OF NEW YORK MELLON, AS TRUSTEE, PAYING AGENT AND SENIOR DEBT SECURITY REGISTRAR

By:	/s/ Thomas Vanson
Name: Thomas Vanson
Title: Authorised Signatory

[Signature Page to First Supplemental Indenture]

EXHIBIT A

Form of Global Note

THIS SECURITY IS A GLOBAL REGISTERED SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

This Security is one of a duly authorized issue of securities of the Company (as defined below) (herein called the “Securities” and each, a “Security”) issued and to be issued in one or more series under and governed by the Senior Debt Securities Indenture, dated as of January 17, 2018 (the “Base Indenture”), as amended and supplemented by the First Supplemental Indenture, dated as of January 17, 2018 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

Notwithstanding any other agreements, arrangements, or understandings between the Company and any Holder or Beneficial Owner of the Securities, by acquiring the Securities, each Holder and Beneficial Owner of the Securities acknowledges, accepts, agrees to be bound by, and consents to, the exercise of any U.K. Bail-in Power by the Relevant U.K. Resolution Authority (as those terms are defined in the Base Indenture) and the provisions set forth in Section 12.01 of the Base Indenture.

In accordance with Section 2.10 of the First Supplemental Indenture, by its acquisition of the Securities, each Holder and Beneficial Owner of the Securities acknowledges, accepts, agrees to be bound by, and consents to, the substitution of Sections 5.01, 5.02 and 5.03 (except for Sections 5.03(c) and 5.03(f)) of the Base Indenture with Section 2.07 of the First Supplemental Indenture on the occurrence of an Events of Default Substitution (as defined below) in accordance with Section 2.06 of the First Supplemental Indenture, at the Company’s option, without the need for the Company to obtain any consent from such Holder or Beneficial Owner.

In accordance with Article 13 of the Base Indenture and Section 2.17 of the First Supplemental Indenture, each Holder and Beneficial Owner of the Securities that acquires the Securities in the secondary market shall be deemed to acknowledge, agree to be bound by, and consent to, the same provisions set forth in the Securities and the Indenture to the same extent as the Holders and Beneficial Owners of the Securities that acquire the Securities upon their initial issuance, including, without limitation, with respect to the acknowledgement and agreement to be bound by, and consent to, the terms of the Securities, including in relation to the provisions contained in Section 5.03(c) and Section 12.01 of the Base Indenture and Section 2.10 of the First Supplemental Indenture.

BARCLAYS PLC

3.250% Fixed Rate Senior Notes due 2033

No. 00[●]	£[●]

CUSIP NO. 06738E AZ8

ISIN NO. XS1748699011

COMMON CODE NO. 174869901

BARCLAYS PLC, a company duly incorporated and existing under the laws of England and Wales (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to The Bank of New York Depository (Nominees) Limited, or registered assigns, the principal sum of £[●] ([●] POUNDS STERLING) on January 17, 2033 (the “Maturity Date”), except as otherwise provided herein, and to pay interest thereon, in accordance with the terms hereof. Interest shall accrue on this Security from January 17, 2018 or from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for, and shall be paid annually in arrear on January 17 of each year (the “Interest Payment Date”), commencing on January 17, 2019 and ending on the Maturity Date, except as otherwise provided herein, at the rate of 3.250% per annum, until the principal hereof is paid or made available for payment.

If any Interest Payment Date is not a Business Day, the Interest Payment Date shall be postponed to the next succeeding Business Day, but interest on that payment will not accrue during the period from and after the scheduled Interest Payment Date. If the Maturity Date or date of redemption or repayment is not a Business Day, the payment of interest and principal and/or any amount payable upon redemption or repayment of the Securities shall be made on the next succeeding Business Day, but interest on that payment shall not accrue during the period from and after such Maturity Date or date of redemption or repayment. If the Securities are redeemed, unless the Company defaults on payment of the Redemption Price, interest shall cease to accrue on the redemption date on the Securities called for redemption.

Where interest is to be calculated in respect of a period which is equal to or shorter than an Interest Period, it will be calculated on the basis of the actual number of days in the relevant period, from and including the last date on which interest was paid on the Securities (or January 17, 2018, if no interest has been paid on the Securities), to, but excluding, the next date on which interest falls due, divided by the number of days in the Interest Period in which the relevant period falls (including the first such day but excluding the last).

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in the Indenture, be paid to the Person in whose name the relevant Security (or any Predecessor Security) is registered at the close of business on the Regular Record Date (as defined in the First Supplemental Indenture) for such interest.

No repayment of the principal amount of the Securities or payment of interest on the Securities shall become due and payable after the exercise of any U.K. Bail-in Power by the Relevant U.K. Resolution Authority, unless such repayment or payment would be permitted to be made by the Company under the laws and regulations of the United Kingdom and the European Union applicable to the Company.

Payments of principal of and interest, if any, on the Securities shall be made in such coin or currency of the United Kingdom as at the time of payment is legal tender for payment of public and private debts and such payments shall be made through one or more Paying Agents appointed under the Indenture to the Holder or Holders of this Security. Initially, the Paying Agent and the Senior Debt Security Registrar for the Securities shall be The Bank of New York Mellon, London Branch, One Canada Square, London E14 5AL, United Kingdom and the Place of Payment in respect of the Securities shall be the Corporate Trust Office of the Trustee, which as of the date hereof is hereby designated for purposes of the Securities initially as the office or agency of the Trustee located at said address. The Company at any time and from time to time may change the Paying Agent or, subject to Section 9.01 of the Base Indenture, the Place of Payment, and the Senior Debt Security Registrar without prior notice to the Holders of the Securities, and in such an event the Company may act as Paying Agent or Security Registrar. Payments of principal of and interest on the Securities shall be made by wire transfer of immediately available funds; provided, however, that in the case of payments of principal, this Security is first surrendered to the Paying Agent.

If sterling is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or is no longer used for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the Securities will be made in U.S. dollars until sterling is again available to the Company or so used. The amount payable on any date in sterling will be converted into U.S. dollars at the Market Exchange Rate as of the close of business on the second Business Day prior to the relevant payment date or, if such Market Exchange Rate is not then available, on the basis of the then most recent U.S. dollar/sterling exchange rate available on or prior to the second Business Day prior to the relevant payment date as determined by the Company in its sole discretion.

Any payment in respect of the Securities so made in U.S. dollars will not constitute an Event of Default or Senior Enforcement Event (if applicable) under the Indenture or the Securities. Neither the Trustee nor the paying agent will be responsible for obtaining exchange rates, effecting currency conversions or otherwise handling redenominations.

This Security shall be governed by and construed in accordance with the laws of the State of New York, except for the waiver of set-off provisions referenced herein and set forth in Section 5.03(c) of the Base Indenture which shall be governed by and construed in accordance with English law.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture, as defined herein.

THIS SECURITY IS NOT A DEPOSIT AND IS NOT COVERED BY THE U.K. FINANCIAL SERVICES COMPENSATION SCHEME OR INSURED BY THE UNITED STATES FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY OF THE UNITED STATES, THE UNITED KINGDOM OR ANY OTHER JURISDICTION.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof, directly or through an Authenticating Agent, by manual signature of an authorized signatory, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Date:	BARCLAYS PLC

By:
Name:
Title:

By:
Name:
Title:

Trustee’s Certificate of Authentication

This is one of the Securities of the series designated herein referred to in the Indenture.

Date:	THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Signatory

[Signature Page to Global Note No [●]]

(Reverse of Security)

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities” and each, a “Security”) issued and to be issued in one or more series under and governed by the Senior Debt Securities Indenture, dated as of January 17, 2018 (herein called the “Base Indenture”), between the Company and The Bank of New York Mellon, London Branch, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture (as defined below)) as amended and supplemented by the First Supplemental Indenture, dated as of January 17, 2018 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), and reference is hereby made to the Indenture, the terms of which are incorporated herein by reference, for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. Insofar as the provisions of the Indenture conflict with this Security, the Indenture shall control for purposes of this Security.

This Security is one of the series designated on the face hereof, limited to an aggregate principal amount of £1,250,000,000, which amount may be increased at the option of the Company if in the future it determines that it may wish to sell additional Securities of this series. References herein to “this series” mean the series designated on the face hereof.

The provisions set forth in Section 10.04 of the Base Indenture are applicable to this Security. In addition, the Company agrees, to the extent the Company has actual knowledge of such information, to provide the Paying Agent with sufficient information about any modification to the terms of the Securities for the purposes of determining whether FATCA Withholding Tax applies to any payment of principal or interest in the Securities.

The Company may redeem the Securities pursuant to Section 2.04 of the First Supplemental Indenture. The Company may also redeem the Securities pursuant to Section 11.09 of the Base Indenture and/or Section 2.05 of the First Supplemental Indenture. Any redemption of Securities by the Company is subject to the notice period and provisions set forth in Sections 11.02 and 11.04 of the Base Indenture and in Section 2.18 of the First Supplemental Indenture, and to the conditions set forth in Section 11.10 of the Base Indenture.

The Company may repurchase the Securities pursuant to Section 11.12 of the Base Indenture.

Section 3.05(c)(ii)(C) of the Base Indenture shall not apply to the Securities.

All authority conferred or agreed to be conferred by each Holder and Beneficial Owner pursuant to this Security, including the consents given by such Holder and Beneficial Owner, shall be binding upon the successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives of such Holder and Beneficial Owner.

The Securities shall constitute the Company’s direct, unconditional, unsecured and unsubordinated obligations and shall at all times rank pari passu without any preference among themselves. In the event of a winding-up or administration of the Company, the Securities shall rank pari passu with all other outstanding unsecured and unsubordinated obligations of the Company, present and future, except such obligations as are preferred by operation of law.

Subject to applicable law, no Holder or Beneficial Owner of the Securities may exercise, claim or plead any right of set-off, compensation or retention in respect of any amount owed to it by the Company arising under, or in connection with, the Securities and the Indenture and each Holder and Beneficial Owner shall, by virtue of its holding of any Security, be deemed to have waived all such rights of set-off, compensation or retention. Notwithstanding the foregoing, if any amounts due and payable to any Holder or Beneficial Owner of the Securities by the Company in respect of, or arising under, the Securities or the Indenture are discharged by set-off, such Holder or Beneficial Owner shall, subject to applicable law immediately pay to the Company an amount equal to the amount of such discharge (or, in the event of its winding-up or administration, the liquidator or administrator of the Company, as the case may be) and, until such time as payment is made, shall hold an amount equal to such amount in trust for the Company (or the liquidator or administrator of the Company, as the case may be) and, accordingly, any such discharge shall be deemed not to have taken place. By its acquisition of the Securities, each Holder and Beneficial Owner agrees to be bound by these provisions relating to waiver of set-off. No Holder of Securities shall be entitled to proceed directly against the Company except as described in Section 5.07 of the Base Indenture.

This Security is subject to the provisions regarding the U.K. Bail-in Power Acknowledgement set forth in Section 12.01 of the Base Indenture, subject to the provisions of Section 2.19 of the First Supplemental Indenture.

The Securities are subject to provisions set forth in Article 5 of the Base Indenture, provided that if the inclusion of any of the “Events of Default” set forth in Section 5.01 of the Base Indenture in the terms of the Securities does, or would be likely to (in the opinion of the Company, the PRA or any other relevant national or European authority), result in a Loss Absorption Disqualification Event (as defined in the First Supplemental Indenture) following a Loss Absorption Regulations Event (as defined in the First Supplemental Indenture) that occurs on or after the Issue Date (as defined in the First Supplemental Indenture) (and, in the case of a successor entity, that occurs on or after the date of such entity’s assumption of the Company’s obligations), then the Company may, at the Company’s option, without the need for the Company to obtain any consent from any Holders of the Securities, determine that the terms of Section 5.01, Section 5.02 and Section 5.03 (except for Section 5.03(c) and Section 5.03(f)) of the Base Indenture shall cease to apply to the Securities and shall be replaced in their entirety by the enforcement events and remedies set forth in the second and third following paragraphs and as contemplated by Section 2.07 of the First Supplemental Indenture (such replacement, an “Events of Default Substitution”).

Any Events of Default Substitution will also be subject to the provisions of Section 2.08 and 2.09 of the First Supplemental Indenture. Following an Events of Default Substitution, the Securities will be subject to Section 2.10, Section 2.11, Section 2.12, Section 2.13, Section 2.14 and Section 2.15 of the First Supplemental Indenture.

Following an Events of Default Substitution, if a Winding-Up Event (as defined in the First Supplemental Indenture) occurs, the principal amount of this Security, together with any accrued but unpaid interest thereon, shall become immediately due and payable, without the need of any further action on the part of the Trustee, the Holders or any other Person.

Following an Events of Default Substitution, if a Non-Payment Event (as defined in the First Supplemental Indenture) occurs, the Trustee may, at its discretion, and without further notice to the Company, institute proceedings in England (or such other jurisdiction in which the Company may be organized) (but not elsewhere) for the winding-up of the Company and/or prove in a winding-up of the Company and/or claim in a liquidation or administration of the Company.

Following an Events of Default Substitution, the Securities will also subject to the limitation of remedies provisions set forth in Section 2.07 of the First Supplemental Indenture.

The Indenture permits the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture as contemplated by Article 9 of the Base Indenture. To the extent required by the U.S. Trust Indenture Act of 1939, as amended, but otherwise notwithstanding any other provision in this Security, the Holder of this Security shall have the right to receive (subject to Section 3.07 of the Base Indenture) payment of any principal of, and interest on, this Security when due (or, in the case of redemption, on or after the Redemption Date), and to institute suit for the enforcement of any such payment, and such rights shall not be impaired without the consent of such Holder or holder.

This Security, and any other Securities of this series and of like tenor, are issuable only in registered form without coupons in initial denominations of £100,000 and increments of £1,000 thereafter. The denominations cannot be changed without the consent of the Trustee. The provisions on registration, transfer, or exchange, of the Securities set forth in Section 3.05 of the Base Indenture are applicable to the Securities.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Security shall be governed by and construed in accordance with the laws of the State of New York, except for the waiver of set-off provisions referenced herein and set forth in Section 5.03(c) of the Base Indenture, which shall be governed by and construed in accordance with English law.